EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:    William W. Krippaehne Jr. of Fisher Communications, Inc. 206-404-6783

FISHER COMMUNICATIONS ANNOUNCES SECOND QUARTER

RESULTS, THE APPOINTMENT OF NEW BOARD MEMBERS,

AND THE SALE OF REAL ESTATE PROPERTIES.

SEATTLE, WASHINGTON, August 4, 2003. Fisher Communications, Inc. (Nasdaq: FSCI) today reported results for the second quarter of 2003. Fisher also announced that two board members have retired, that two new board members have been appointed to fill the vacancies created by the departing board members, and that Fisher has agreed to sell the two remaining commercial properties held by Fisher Properties Inc.

Financial Results

Loss from continuing operations for the three months ended June 30, 2003 was $3,582,000, or $.41 per share. Including net losses from discontinued operations of $564,000, second quarter 2003 consolidated net loss was $4,146,000, or $.48 per share. These results include certain costs incurred in connection with the company’s restructuring, which amounted to approximately $1,350,000 after income tax effects.

As previously announced, the company is working to complete the retesting for goodwill impairment and the restatement of its financial statements for 2002 and the first quarter of 2003. As soon as this process is complete the company will file with the Securities and Exchange Commission an amended annual report on Form 10-K for the year ended December 31, 2002 and amended quarterly reports on Form 10-Q for the first, second and third quarters of 2002 and the first quarter of 2003.

Board Members Jean F. McTavish and Jacklyn F. Meurk Retire; Replaced by Deborah L. Bevier and Richard L. Hawley

At a regularly scheduled meeting of Fisher’s Board held last week, Jean F. McTavish and Jacklyn F. Meurk announced their retirement from Fisher’s Board of Directors. Ms. Meurk served on the Board for the past 30 years and Ms. McTavish served on the Board for the past 24 years. “We are very grateful to Jean McTavish and Jacklyn Meurk for their service on the Board and their contributions to the Company’s success” said Phelps K. Fisher, Chairman of the Board. “It has been a privilege to serve on the Board the past 30 years and I am delighted with the selection of the new directors upon my retirement,” said Ms. Meurk. Ms. McTavish commented, “I have had a rewarding 24 years serving on the Board and am confident the new directors will make significant contributions to Fisher Communications.”

Deborah L. Bevier and Richard L. Hawley have been appointed by the Board to fill the vacancies created by the retirement of Ms. McTavish and Ms. Meurk. Ms. Bevier served as President and CEO of Laird Norton Trust Company from 1996 through March of 2003. She previously served as Chairman, President and CEO of Key Bank, USA N.A. from 1990 to 1993 and as Chairman and CEO of Key Bank of Washington from 1993 to 1996. Mr. Hawley served as CFO of Puget Energy, Inc. and Puget Sound Energy, Inc. from 1998 through March 2002. Prior to that time he was an audit partner with Coopers & Lybrand (now PricewaterhouseCoopers LLP).

Sale of West Lake Union Center and Fisher Business Center

Fisher also announced that its real estate subsidiary has entered into an asset purchase agreement with RREEF America L.L.C., a Delaware limited liability company, for the sale of West Lake Union Center and Fisher Business Center, the real estate subsidiary’s two remaining commercial properties. The aggregate purchase price for the sale of the properties is approximately $64 million. Completion of the sale is subject to the satisfaction of customary due diligence and closing conditions. Fisher expects to use the majority of the net proceeds of the sale to reduce outstanding debt.

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Fisher Communications, Inc. is a Seattle-based communications and media company focused on creating, aggregating, and distributing information and entertainment to a broad range of audiences. Its 12 network-affiliated television stations are located primarily in the Northwest, and its 29 radio stations broadcast in Washington, Oregon, and Montana. Other media operations currently include Fisher Pathways, a satellite and fiber transmission provider, and Fisher Plaza, a digital communications hub located in Seattle.

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this press release include, without limitation, the statement regarding the expectation of the company that it will use the majority of the proceeds of the sale of the remaining two commercial properties held by Fisher Properties to reduce outstanding debt. There are many risks and uncertainties that could cause actual results to differ materially from those predicted in our forward-looking statements. Without limitation, these factors include the following: the sale of the two commercial properties is subject to closing conditions and may not occur, or may not occur on the terms (including aggregate purchase price) described herein, if those closing conditions are not satisfied, the company may elect to apply some or all of the proceeds from any such sale other than to pay down debt if it determines it is prudent or necessary to do so, which determination may be affected by the possible continuation of a weak economy in the Northwest, the possible continuation of a weak advertising market, and the possible continued weak performance by the ABC television network, all of which could adversely affect the company’s business and results of operations. Other factors that could cause actual results to differ materially from those predicted in our forward-looking statements are set out in the company’s reports filed with the SEC, including its Quarterly Report on Form 10-Q for the first quarter of 2003, filed on May 15, 2003.

FISHER COMMUNICATIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share amounts) Unaudited	Three months ended June 30, 2003
Revenue
Broadcasting	$36,190
Media services	1,233
Real estate	1,616

39,039

Costs and expenses
Cost of services sold (exclusive of depreciation and amortization reported separately below, amounting to $4,073)	20,640
Selling expenses	6,137
General and administrative expenses	10,547
Depreciation and amortization	4,500

41,824

Loss from operations	(2,785)
Net gain on derivative instruments	653
Other income, net	800
Equity in operations of equity investees	(2)
Interest expense	(4,613)

Loss from continuing operations before income taxes	(5,947)
Provision for federal and state income taxes (benefit)	(2,365)

Loss from continuing operations	(3,582)
Income (loss) from discontinued operations, net of income tax:
Georgia television stations	583
Portland radio stations	12
Media Services operations closed	(1,159)

Net loss	$(4,146)

Loss per share:
From continuing operations	$(0.41)
From discontinued operations	(0.07)

Net loss per share	$(0.48)

Loss per share assuming dilution:
From continuing operations	$(0.41)
From discontinued operations	(0.07)

Net loss per share assuming dilution	$(0.48)

Weighted average shares outstanding	8,595
Weighted average shares outstanding assuming dilution	8,595